SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Interstate Hotels & Resorts, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc., which will be held at our corporate offices, located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, on May 27, 2004, at 9:00 a.m., Eastern Time. All holders of our outstanding common stock, par value $.01 per share, as of the close of business on April 12, 2004, are entitled to vote at the Annual Meeting.

      Enclosed for your information are copies of our Proxy Statement and Annual Report to Stockholders. We believe that you will find these materials informative.

      We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please complete, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible in order to make certain that your shares will be represented at our Annual Meeting.

CHRISTOPHER L. BENNETT
Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2004

To the Stockholders of INTERSTATE HOTELS & RESORTS, INC.:

      Notice is hereby given that the 2004 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc. will be held at our corporate offices, located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, on May 27, 2004, at 9:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

1. To elect three members of our board of directors to serve for three-year terms expiring on the date of the Annual Meeting in 2007 and until his or her successor is duly elected and qualified;

2. To consider and vote upon ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2004; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

      The board of directors has fixed the close of business on April 12, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

      All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, please promptly complete, sign, date and return the enclosed Proxy Card. If a quorum is present, the nominees for director must be elected by a plurality of votes cast at the meeting. The resolution to ratify the appointment of KMPG LLP as independent auditors must be passed by votes cast by a majority of the shares present at the meeting in person or by proxy. An abstention will not count as a vote cast but will be counted as present for purposes of determining a quorum.

By Order of the Board of Directors

Christopher L. Bennett
Secretary

April 27, 2004

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 27, 2004

INTRODUCTION

      The board of directors of Interstate Hotels & Resorts, Inc., a Delaware corporation, is soliciting proxies from holders of our common stock, par value $.01 per share, to be voted at the 2004 Annual Meeting of Stockholders to be held at our corporate offices, located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, on May 27, 2004, at 9:00 a.m., Eastern Time, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 27, 2004.

Solicitation and Revocability of Proxies

      The enclosed proxy is solicited on behalf of our board of directors for use at the Annual Meeting. Any stockholder giving a proxy for the meeting has the power to revoke it any time prior to its use by (i) granting a subsequently dated proxy, (ii) attending the Annual Meeting and voting in person, or (iii) otherwise giving notice in person or in writing to the Secretary of Interstate Hotels & Resorts, Inc. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, the proxy will be voted in accordance with such specification. The representation in person or by proxy of one-third of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast. With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the calculation of votes and will have no effect. The affirmative vote of a majority of the votes cast is required for the proposal to ratify the appointment of KPMG LLP as our independent auditors. If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention or a broker non-vote will have no effect on either of the proposals.

Outstanding Shares and Voting Rights

      Only holders of record of our common stock at the close of business on April 12, 2004, are entitled to vote at the Annual Meeting. At the close of business on April 12, 2004, we had 30,165,448 shares of common stock outstanding. Each outstanding share of common stock receives one vote with respect to matters to be voted on at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Our board of directors currently consists of 11 directors, divided into three classes. At the Annual Meeting, three directors will be elected for three-year terms expiring on the date of the Annual Meeting in 2007 and until his or her respective successor has been duly elected and qualified. Properly executed proxies will be voted as marked and, if not marked, will be voted in favor of the election of each nominee. The board of directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable to stand for re-election, the individuals named as proxies in the accompanying proxy may vote for the election of a substitute nominee designated by our board of directors. Certain information concerning such nominees is set forth below.

      During 2003, our board of directors met six times. Each of our directors attended all of these meetings except Messrs. Mikulich and Flannery, who each attended five meetings, and Ms. Doggett, who attended three meetings. Mr. Crandall attended both of the meetings held prior to his resigning in October 2003.

      Our board of directors is divided into three classes of directors. The terms for directors in Class III expire this year, the terms for the directors in Class I expire in 2005 and the terms for directors in Class II expire in 2006. Directors are typically elected for three-year terms.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES IDENTIFIED BELOW. Proxies solicited by the board of directors will be so voted except where authority has been withheld. Proxies cannot be voted for more people than the number of nominees named below.

Directors Nominated This Year for Terms Expiring in 2007

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

JOHN J. RUSSELL, JR.	2002	57	III

Mr. Russell joined our board of directors in July 2002. Mr. Russell is Chief Executive Officer of Hospitality Artists, LLC, a hospitality consulting business, a partner of Yesawich, Pepperdine Brown & Russell, an international marketing firm, and the Chairman of the Board of the American Hotel & Lodging Educational Foundation. Prior to serving in these positions, Mr. Russell was Vice Chairman of the Travel Division of Cendant Corporation and President and Chief Executive Officer of Resort Condominiums International LLC, Global Operations. Before that, Mr. Russell served as Chairman and Chief Executive Officer of Cendant’s Hotel Division. From 1995 to 1996, Mr. Russell was Executive Vice President of Franchise Sales for the Century 21 Real Estate Corporation, and from 1992 to 1995, he served as President of Days Inns of America. Mr. Russell also serves as a member of the Board of Directors of the University of Delaware’s Hotel and Restaurant Program. He also previously served as President of the Hospitality, Sales and Marketing Association International.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

LESLIE R. DOGGETT	2001	47	III

Ms. Doggett joined our board of directors in October 2001. Ms. Doggett is the President and CEO of the Baltimore Area Convention and Visitors Association. From 2001 until 2003, Ms. Doggett was President and CEO of Doggett Rosemont Consulting, which specializes in business development services for hospitality and tourism-related interests. From April 1996 until 2001, Ms. Doggett was the Deputy Assistant Secretary of Tourism Industries at the United States Department of Commerce. From September 1993 to April 1996, Ms. Doggett was the Deputy Under Secretary of Commerce for the United States Travel and Tourism Administration. From 1990 to 1993, Ms. Doggett was the Director of Tourism for New York City’s Office of the Mayor. Before her tenure in public service, Ms. Doggett worked as a hotel sales executive for 10 years. In addition, from 1992 to 2001, Ms. Doggett served on the Advisory Board of the Tisch Center for Hospitality, Tourism and Travel at New York University.

JAMES B. MCCURRY	1998	55	III

Mr. McCurry has been a member of our board of directors since 1998. Mr. McCurry is President of the Printing Division of Kinko’s, a wholly-owned subsidiary of FedEx Corporation. From May 2001 until March 2003, Mr. McCurry was an independent management consultant. From May 2000 until May 2001, Mr. McCurry was chief executive officer of an e-commerce subsidiary of Fleming Companies, Inc. From July 1997 until May 2000, Mr. McCurry was a partner with Bain & Company, an international management consulting firm specializing in corporate strategy.

Directors Whose Terms Do Not Expire at the 2004 Annual Meeting

      The following directors’ terms do not expire in 2004 and therefore are not standing for re-election at this Annual Meeting:

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

KARIM J. ALIBHAI	2002	39	II

Mr. Alibhai joined our board of directors in July 2002. Mr. Alibhai is presently a Principal of the Gencom Group, a hotel development and ownership company, which he rejoined in June 1999. Mr. Alibhai served as President, Chief Operating Officer and a Director of Wyndham International, Inc. from October 1997 through May 1999. Prior to October 1997, Mr. Alibhai served as President and Chief Executive Officer of the Gencom Group. Mr. Alibhai also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

JOSEPH J. FLANNERY	2002	41	II

Mr. Flannery joined our board of directors in July 2002. Mr. Flannery is a Managing Director of Lehman Brothers Inc., an internationally recognized investment bank. Prior to joining Lehman Brothers in 1989, Mr. Flannery held positions with Pannell Kerr Forster and Prudential Life Insurance Company. Mr. Flannery also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

RAYMOND C. MIKULICH	2002	51	II

Mr. Mikulich joined our board of directors in July 2002. Mr. Mikulich is currently a Managing Director of Lehman Brothers Inc. and co-head of Lehman Brothers Real Estate Partners, a $1.6 billion real estate merchant banking fund sponsored by Lehman Brothers. From 1989 to 1999, Mr Mikulich was responsible for global real estate investment banking activities at Lehman Brothers. Prior to joining Lehman Brothers, Mr. Mikulich was with LaSalle National Bank, Chicago and its parent, ABN/ AMRO, for seven years.

MAHMOOD J. KHIMJI	2002	42	II

Mr. Khimji joined our board of directors in July 2002. Mr. Khimji presently is a Principal of Highgate Holdings Inc., a real estate investment company, and has held that position since 1988. He is a member of the Board of Visitors of the Faculty of Law for Columbia University and he previously served on the board of directors of MeriStar Hospitality Corporation. Mr. Khimji also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

SHERWOOD M. WEISER	2002	72	II

Mr. Weiser joined our board of directors in July 2002. Mr. Weiser is Chairman, President and Chief Executive Officer of Continental Hospitality Holdings, LLC, a hotel development company. Mr. Weiser served as Chairman, President and Chief Executive Officer of Carnival Resorts & Casinos, a casino development and management company, from March 1994 until April 2001. Mr. Weiser is a member of the board of directors of Mellon United National Bank, a subsidiary of Mellon Bank, and Wyndham International, Inc., and is a trustee of the University of Miami. Mr. Weiser also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

PAUL W. WHETSELL	2000	53	I

Mr. Whetsell is the Chairman of our board of directors and has served in this position since August 1998. Mr. Whetsell has also been Chairman of the board of directors and Chief Executive Officer of MeriStar Hospitality Corporation since August 1998. Mr. Whetsell was our Chief Executive Officer from 1998 until October 2003. Prior to August 1998, Mr. Whetsell had been Chairman of the board of directors of CapStar Hotel Company since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company since its founding in 1987.

THOMAS F. HEWITT	2002	60	I

Mr. Hewitt joined our board of directors in July 2002. Mr. Hewitt was Chairman and Chief Executive Officer of Interstate Hotels Corporation from March 1999 until July 2002. Mr. Hewitt previously was Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

STEVEN D. JORNS	1998	55	I

Mr. Jorns has been the Vice Chairman of our board of directors since August 1998 and became our Chief Executive Officer in October 2003. Mr. Jorns was our Chief Investment Officer from March 2003 until October 2003. Mr. Jorns was also Vice Chairman of the board of directors of MeriStar Hospitality Corporation from August 1998 until October 2003. Mr. Jorns was our Chief Operating Officer from August 1998 until January 1999. From April 1996 to August 1998, Mr. Jorns was the Chairman of the board of directors, Chief Executive Officer and President of American General Hospitality Corporation. Mr. Jorns was also the founder of American General Hospitality, Inc., one of our predecessors, and served from its formation in 1981 until August 1998 as Chairman of the board of directors, Chief Executive Officer and President.

THE COMPOSITION OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

      Our board of directors has five committees: an audit committee, a compensation committee, an investment committee, a corporate governance and nominating committee and a special committee on MeriStar relations.

Director Independence

      Our board of directors has determined that all of the directors whose terms end this year are “independent” for purposes of New York Stock Exchange Rule 303A. A director that is referred to as being “independent” in this proxy statement has been determined by our board of directors to be independent for purposes of Rule 303A. Although Rule 303A requires that each listed company has a board of directors that has a majority of independent directors, because none of the directors whose terms end this year are directors that would have to be replaced in order to comply with that requirement and because we have a classified board of directors, we are not required to comply with the NYSE requirement to have a majority of independent directors until the date of our 2005 Annual Meeting of Stockholders. We expect that we will be able to comply with that requirement and we have begun the process of seeking qualified director candidates.

The Audit Committee

      The audit committee consists of three independent directors and is responsible for:

•	the appointment, compensation and oversight of our independent auditors;

•	reviewing with the independent auditors the plans and results of the audit engagement;

•	approving professional services provided by the independent auditors;

•	reviewing the independence of the independent auditors;

•	considering the range of audit and non-audit fees;

•	reviewing the adequacy of our internal accounting controls; and

•	reviewing our quarterly and annual financial statements.

      Our audit committee’s charter is available on our website at www.ihrco.com. The current members of the audit committee are Messrs. Russell and McCurry and Ms. Doggett. Mr. McCurry is chair of this committee. The audit committee met five times in 2003.

      The board of directors has determined that no current member of the audit committee, and no other independent member of the board of directors, possesses all of the attributes of an “audit committee financial expert,” for the purposes of Item 402(i) of Regulation S-K. In accordance with Rule 303A, the board of directors has determined that all of the current members of the audit committee are “financially literate” and that at least one member of the committee has “accounting or related financial management expertise.” The board of directors believes that the current members of the audit committee are well qualified to perform the functions for which the audit committee is responsible, notwithstanding that they do not satisfy the stringent requirements of the definition of “audit committee financial expert.” The committee has the authority to engage legal counsel or other experts or consultants, including accountants, as it deems appropriate to carry out its responsibilities.

The Compensation Committee

      The compensation committee consists of three non-employee directors and is responsible for recommending to the board of directors the compensation of our executive officers and for administering our employee incentive plans. Our compensation committee’s charter is available on our website at www.ihrco.com. The current members of the compensation committee are Messrs. Khimji, Mikulich and McCurry. Mr. Khimji is chair of this committee. The compensation committee met twice in 2003.

The Investment Committee

      The investment committee consists of four non-employee directors and is responsible for the review of investments proposed by our management and the approval of such investments up to $5 million. Investments in excess of $5 million are considered by the entire board of directors. The current members of the investment committee are Messrs. Khimji, Alibhai, Hewitt and Russell. The investment committee held eight formal meetings in 2003.

The Corporate Governance and Nominating Committee

      The corporate governance and nominating committee consists of four non-employee directors and is responsible for:

•	nominating all other members of our board of directors;

•	recommending membership for board committees;

•	reviewing board performance; and

•	recommending corporate governance guidelines to our board of directors and management.

      Our corporate governance and nominating committee’s charter is available on our website at www.ihrco.com. The current members of this committee are Ms. Doggett and Messrs. Weiser, Mikulich and Hewitt. Mr. Weiser is the chair of this committee. During 2003, the corporate governance and nominating committee met twice.

      In determining whether to nominate an incumbent director for reelection, the nominating and corporate governance committee assesses each incumbent’s current abilities and performance over the prior year. In nominating a new director, the committee will determine, at that time, the appropriate means to perform a search for a qualified candidate, which may include engaging outside consultants or search firms. The committee determines whether each candidate meets the committee’s minimum qualifications and makes recommendations to the board based on whether it believes the candidate is qualified to hold the position.

      Our corporate governance and nominating committee does not currently have a formal policy regarding shareholder nominations of directors. However, it is in the process of developing a formal policy and expects to put the policy in place during 2004. We would be pleased to receive suggestions from stockholders about persons we should consider as possible members of the board of directors. Any suggestion of candidates for director should be sent to our Secretary and will be considered by the corporate governance and nominating committee.

Special Committee — MeriStar Relations

      This special committee was formed to oversee material points of discussion with MeriStar Hospitality Corporation, the owner of 84 hotels that we manage. The committee also facilitates any joint efforts or concerns regarding our relationship with MeriStar, including current discussions relating to the Intercompany Agreement between us and MeriStar and certain provisions of the management agreements. The committee consists of Messrs. Hewitt, McCurry and Russell, all of whom are independent from MeriStar. More information about our relationship with MeriStar can be found under the Certain Relationships and Related Party Transactions section of this proxy statement.

Executive Session Meetings

      Executive sessions or meetings of outside (non-management) directors without management present are held regularly (at least four times a year) to review the reports of the independent auditor, the criteria upon which the performance of the Chairman, Chief Executive Officer and other senior managers is evaluated, the performance of both the Chairman and Chief Executive Officer against such criteria, the compensation of the Chairman and Chief Executive Officer and other senior managers and other matters. Meetings are held from time to time with the Chairman and Chief Executive Officer for a general discussion of relevant subjects. Mr. Russell is the chairman of the executive sessions. There were four executive sessions during 2003.

NON-EMPLOYEE DIRECTORS’ COMPENSATION

      Directors, other than Mr. Whetsell, who are not our employees or employees of our subsidiaries are paid an annual fee of $20,000. Mr. Whetsell, our Chairman, receives an annual fee of $40,000. In addition, each non-employee director is paid $1,250 for attendance in person at each meeting of our board of directors; $1,000 for attendance in person at each meeting of a committee of our board of directors of which the director is a member and $500 for each telephonic meeting of our board of directors or a committee of which the director is a member. Non-employee directors may elect to receive all or a portion of their annual fees in shares of our common stock rather than cash. Directors who are our employees do not receive any fees for their service on the board of directors or committees. We reimburse all directors for their out-of-pocket expenses in connection with their service on the board of directors.

Options

      Under our non-employee directors’ incentive plan, each non-employee director will be awarded an option to purchase 7,500 shares of our common stock upon initial commencement of service as a director, whether by appointment or initial election. After that, each independent director will be granted an option to purchase 5,000 shares of our common stock on the first business day following our annual meeting of stockholders. The exercise price of option grants will be 100% of the fair market value of our common stock on the date of grant, and options will vest in three annual installments. The exercise price may be paid in cash, cash equivalents acceptable to the committee, our common stock or any combination of them. Options granted under this plan, once vested, will be exercisable for 10 years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited and vested options may be exercised until they expire. All options will vest upon a change in control of our company. A maximum of 500,000 shares of our common stock may be issued under this plan. The share limitation and terms of outstanding awards may be adjusted, as the compensation committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. For more information about our non-employee directors’ incentive plan, please see the terms of that plan, which is filed as an exhibit to our 2003 annual report on Form 10-K.

THE EXECUTIVE OFFICERS

      Mr. Jorns is an executive officer and director and his biographical information is set forth under Proposal No. 1 — Election of Directors. The names, positions, business experience, terms of office and ages of our other executive officers are as follows:

Names, Positions and	Served as an
Offices, and Business Experience	Officer Since	Age

ROBERT J. MORSE	2001	47

Mr. Morse became our Chief Operating Officer in November 2003. From October 2001 to November 2003, he served as the President of our Hotel Operations division. From April 2000 until October 2001, Mr. Morse was President, the Americas and Executive Director of Millennium and Copthorne Hotels plc, an international hotel and resort company. From July 1999 to April 2000, Mr. Morse was our Executive Vice President of Operations. Mr. Morse also served as President of the Homestead Village extended-stay brand from 1997 to 1999, President of the franchise division of ITT Sheraton Corp. and President of Four Points Hotels by Sheraton from 1996 to 1997 and Senior Vice President of Sheraton’s North America Division from 1989 until 1996. Mr Morse is a trustee of the American Hotel & Lodging Educational Institute and an advisory board member of the University of Massachusetts Hotel, Restaurant and Travel Administration Department.

Names, Positions and	Served as an
Offices, and Business Experience	Officer Since	Age

J. WILLIAM RICHARDSON	2004	56
Mr. Richardson became our Chief Financial Officer in February 2004. From 1988 to August 2002, Mr. Richardson was Vice Chairman and Chief Financial Officer of Interstate Hotels Corporation. Prior to 1988, Mr. Richardson was Vice President and partner of Stormont Company, a hotel management and development company in Atlanta, Georgia, and he spent nine years with Marriott Hotels. Since 2002, Mr. Richardson has served on a number of corporate and non-profit boards, including those of LendSource, Inc., Ameristar Casinos and the Leukemia and Lymphoma Society.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation paid during 2003 to our Chief Executive Officer and our other most highly compensated executive officers.

						Long-Term Compensation
	Annual Compensation
						Restricted	Securities
				Other Annual		Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus(10)	Compensation		Awards	Options	Payouts	Compensation

Steven D. Jorns(1)	2003	$294,423	$45,500	669	(7)	—	—	—	—
Chief Executive Officer	2002	90,000	—	364		—	—	—	—
	2001	90,000	—	4,266		—	—	—	111,480

Paul W. Whetsell (1)(2)	2003	343,846	—	60,270	(4)	—	—	—	—
Chairman	2002	190,000	275,000	47,998		634,500 (6)	150,000	—	—
	2001	190,000	—	79,855		—	100,000	—	—

John Emery (1)(3)	2003	525,000	—	10,902	(5)	101,663 (6)	259,173	—	—
Former President and	2002	275,385	200,000	7,253		199,500	200,000	—	—
Chief Operating Officer	2001	141,154	—	8,454		—	70,000	—	—

Robert J. Morse (1)	2003	451,200	225,600	450	(7)	—	—	—	—
Chief Operating Officer	2002	425,000	178,000	450		—	60,000	—	—
	2001	73,558	—	87		—	40,000	—	—

James A. Calder (1)(8)	2003	260,000	104,000	300	(7)	—	—	—	—
Former Chief Financial	2002	204,500	85,000	2,198		—	20,000	—	—
Officer	2001	200,000	—	3,082		—	10,000	—	—

Thomas F. Vincent	2003	163,462	—	893	(7)	—	9,794	—	66,658 (9)
Former President,	2002	224,823	63,000	1,129		—	—	—	—
BridgeStreet	2001	220,000	—	—		—	4,000	—	—

(1)	In October 2003, Mr. Jorns became our Chief Executive Officer, Mr. Whetsell continued as our Chairman and Mr. Emery resigned as President and Chief Operating Officer. In November 2003, Mr. Morse, who was formerly our President — Hotels & Resorts, became our Chief Operating Officer. Mr. Calder resigned as our Chief Financial Officer in February 2004, at which time Mr. J. William Richardson became our Chief Financial Officer.

(2)	Mr. Whetsell is also Chairman and Chief Executive Officer of MeriStar Hospitality and receives compensation for employment from MeriStar. Mr. Whetsell resigned as our Chief Executive Officer in October 2003. Effective April 11, 2004, as Chairman, Mr. Whetsell’s sole compensation will be his $40,000 annual director fee and other fees and expenses paid pursuant to our non-employee directors’ incentive plan.

(3)	Mr. Emery was President and Chief Operating Officer of MeriStar Hospitality until November 2002 and he received compensation from MeriStar for employment through that date. Mr. Emery resigned as our President and Chief Operating Officer in October 2003. Mr. Emery received severance of $1.475 million in January 2004 in connection with his separation from the company.

(4)	Mr. Whetsell’s other annual compensation includes $11,768 for disability insurance, $690 for group term life insurance, $8,522 for personal car payments and $39,290 for life insurance.

(5)	Mr. Emery’s other annual compensation includes $270 for group term life insurance and $10,632 for personal car payments.

(6)	Mr. Emery was granted 50,000 shares of restricted stock on October 18, 2002, under our employee incentive plan. The value of the shares on the date of grant was $3.99 per share. The shares vested in connection with the termination of his employment with the company. Mr. Whetsell was granted 150,000 shares of restricted stock on December 13, 2002, under our employee incentive plan. The value of the shares on the date of the grant was $4.23 per share. The shares vest over three years in equal installments.

(7)	Represents payments for group term life insurance premiums.

(8)	Mr. Calder was an officer of MeriStar Hospitality Corporation until November 2002. In 1999, the compensation committee of our board of directors approved the grant by MeriStar Hospitality of MeriStar Hospitality common stock and other equity compensation to Mr. Calder. This restricted equity award was satisfied by issuing a combination of MeriStar Hospitality common stock, which vested over three years with the final portion vested in March 2003, and a new class of partnership units or “POPs” in the subsidiary operating partnership of MeriStar Hospitality, which vests over four years with the final portion vesting in March 2004. The stock portion of the restricted equity award is valued based on the closing price per share of the MeriStar Hospitality common stock on the date of grant. Under the terms of the restricted equity award, Mr. Calder received 31,250 shares of restricted stock on March 31, 2000, and 31,250 POPs on March 29, 2000. Mr. Calder resigned as Chief Financial Officer in February 2004. Pursuant to Mr. Calder’s employment agreement, he received severance of $728,000 in connection with his separation from the company this year.

(9)	Consists of separation pay of $9,615 and a distribution from the non-qualified plan of $57,043.

(10)	Bonus amounts represent payments made under each executive officer’s employment agreement.

Option/ SAR grants in last fiscal year

      There were no options granted to executive officers during the 2003 fiscal year.

Aggregated option exercises in last fiscal year and fiscal year-end option values

      None of the executive officers listed in the summary compensation table above exercised any options during 2003. The following table sets forth information concerning the year-end number and value of unexercised options with respect to each of these persons as of December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
			Options at Fiscal Year-End		at Fiscal Year-End(1)
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven D. Jorns	—	—	55,500	5,000	$5,250.00	$10,500.00
Paul W. Whetsell	—	—	225,000	100,000	$246,000.00	$112,000.00
John Emery	—	—	178,333	—	$181,332.88	$—
Robert J. Morse	—	—	60,000	40,000	$119,200.00	$54,400.00
James A. Calder	—	—	46,667	13,333	$28,067.12	$18,132.88
Thomas F. Vincent	—	—	8,000	—	$—	$—

Notes:

(1)	Value of Unexercised in-the-Money Options is based on a market price of $5.35, which was the closing price on December 31, 2003.

COMPENSATION

Employee Incentive Plans

      Each of our employees or employees of our affiliates, including employees who are directors of our company or our affiliates, or any other person whose efforts contribute to our performance or the performance of our affiliates, is eligible to participate in our employee incentive plan. The employee incentive plan permits the grant of stock options, stock awards, incentive awards or performance shares to eligible employees or other individuals. In the event of a change in control of our company, all outstanding options and awards under the employee incentive plan will become fully vested and/or exercisable.

      The plan is administered by the compensation committee of our board of directors. The compensation committee has the authority to determine the persons to whom options and restricted shares will be granted and, subject to the plans, the terms and amount of options and restricted shares granted.

      In no event may the total number of shares of common stock covered by grants under the plans exceed 15% of the number of our issued and outstanding common stock as of the end of the preceding calendar year. In addition, not more than 1,500,000 shares issuable under the employee incentive plan may be subject to incentive stock options.

      An optionee has no rights as a stockholder with respect to any shares covered by his or her options until the date of issuance of a stock certificate to him or her for such shares. No option is exercisable more than 90 days after termination of employment unless otherwise agreed to by us.

Employment Agreements

      Steven D. Jorns, our Chief Executive Officer, entered into an employment agreement with us as of December 31, 2003. Under the agreement, Mr. Jorns will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Jorns is paid an annual base salary of $400,000 and is eligible for an annual bonus equal to an amount between 0% and 150% of his base salary, depending upon the achievement of predefined performance goals. Mr. Jorns is also granted a minimum of 25,000 and a maximum of 125,000 restricted shares in the company each year, at the board’s discretion. He is also granted a minimum of 50,000 and a maximum of 100,000 stock options in the company each year, at the board’s discretion. He is eligible to participate in employee incentive plans, as determined by the compensation committee. We agree to pay up to $10,000 annually towards the premium on a $2,000,000 life insurance policy and up to $15,000 annually towards a $2,000,000 disability policy. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Jorns. If his employment is terminated by us other than for cause, or by Mr. Jorns for “good reason,” we will provide him with the following severance benefits: 1) Mr. Jorns will be paid two times the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Jorns’ death or disability, he or his heir will receive the following benefits: i) payment for one year of any compensation due Mr. Jorns under his employment contract; ii) immediate vesting of any unvested stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted shall become free from all contractual restrictions.

      Robert J. Morse, our Chief Operating Officer, entered into an employment agreement with us as of March 1, 2003. Under the agreement, Mr. Morse was titled President of Hotel Operations for a term of three years. He was promoted to Chief Operating Officer in November 2003, but the initial term of his agreement, along with all provisions of the agreement, remain in effect. The agreement automatically renews on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Morse is paid an annual base salary of $465,600 and is eligible for an annual bonus equal to an amount between 0% and 125% of his base salary, depending upon the achievement of predefined performance goals. He is also eligible to participate in employee incentive plans, as determined by the compensation committee. We agree to pay up to $7,500 annually towards the premium on a $1,000,000 life insurance policy and up to $7,500 annually towards a $1,000,000 disability policy. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Morse. If his employment is terminated by us other than for cause, or by Mr. Morse for “good reason,” we will provide him with the following severance benefits: 1) a lump sum payment equal to the greater of (a) double the sum of his then annual base salary and his bonus for the preceding year, or (b) the sum of his then annual base salary and his bonus for the preceding year, multiplied by a fraction, of which the numerator is the number of days remaining in the term and the denominator is 365; 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; 4) we will continue to provide health and dental benefits for two years, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Morse’s death or disability, he or his heir will receive the following benefits: i) payment for one year of any compensation due Mr. Morse under his employment contract; ii) immediate vesting of any unvested stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted shall become free from all contractual restrictions. If Mr. Morse’s employment agreement is terminated by us without cause, or by Mr. Morse for “good reason,” within two years following a change of control of the company, Mr. Morse is entitled to all of the payments and benefits described here, except that benefit 1(a) above will change to: triple the sum of his then annual base salary and his bonus for the preceding year.

      J. William Richardson, our Chief Financial Officer, is in the process of entering into an employment agreement with us. Under the agreement, Mr. Richardson will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Richardson is paid an annual base salary of $350,000 and is eligible for an annual bonus equal to an amount between 0% and 125% of his base salary, depending upon the achievement of predefined performance goals. He is also eligible to participate in employee incentive plans, as determined by the compensation committee. We agree to pay up to $7,500 annually towards the premium on a $2,000,000 life insurance policy and up to $7,500 annually towards a $2,000,000 disability policy. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Richardson. If his employment is terminated by the company other than for cause, or by Mr. Richardson for “good reason,” we will provide him with the following severance benefits: 1) Mr. Richardson will be paid two times the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Richardson’s death or disability, he or his heir will receive the following benefits: i) payment for one year of any compensation due Mr. Richardson under his employment contract; ii) immediate vesting of any unvested portion of the executive’s stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted shall become free from all contractual restrictions.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      Our executive compensation program provides competitive levels of compensation designed to integrate pay with our annual and long-term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities that are competitive to those offered in the marketplace, thus allowing us to compete for and retain talented executives who are critical to our long-term success; and aligning the interest of our executives with the long-term interests of our stockholders.

      In the interest of balancing all key stockholder interests, the compensation committee believes that the compensation of our executive officers, along with the compensation of other officers, should consist of a combination of base salary, short-term annual incentive bonus and long-term compensation. While these elements are balanced in total in comparison to other comparable organizations, the compensation committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term stockholder value.

Base Salary

      In determining the appropriate amount of fixed base pay for our executive officers, the compensation committee compared our executive officer base salaries with those paid to other executives in the hospitality industry.

Incentive Bonus

      Pursuant to employment agreements, certain of our employees are eligible to receive cash bonuses upon fulfillment of predetermined corporate and individual goals. Each of our executive officers (other than Mr. Richardson, who joined our company in 2004) received a bonus for fiscal year 2003 in accordance with the terms of their employment agreements. Full bonus payouts will be made in the future only if performance goals are exceeded. Bonuses will not be available if minimum performance goals are not met.

Stock Options

      Stock options, stock appreciation rights and restricted shares are granted to our officers and other key employees under our employee incentive plan as incentives to promote long-term growth and to increase stockholder value. The compensation committee believes that the grant of options focuses attention on managing the company from the perspective of an owner with an equity stake in the business. Since the value of an option bears a direct relationship to our stock price, it serves as an effective long-term incentive, which is highly compatible with the interests of stockholders, and is therefore an important element of our compensation policy. We did not grant any new options to our executives in 2003.

Deferred Compensation

      We maintain three deferred compensation plans for certain executives by depositing amounts into trusts for the benefit of the participating employees. Amounts in the trusts earn investment income, which serves to increase the corresponding deferred compensation obligation. Investments, which are recorded at market value, are directed by us or the participants, and consist principally of mutual funds.

Executive Real Estate Fund

      In March 2004, we implemented a new Executive Real Estate Fund. The fund allows certain employees to invest in some of our real estate acquisitions. The initial fund consists of approximately $2,500,000 of capital, $1,000,000 of which is contributed by eligible employees, with a 150% match from the company. The match will vest over 5 years (20% per year). Eligible employees who chose to participate were given the option to invest between approximately 8% and 14% of their base salary, to be contributed equally out of this year’s and next year’s bonuses.

Chief Executive Officer Compensation

      Mr. Jorns’ base salary as our Chief Executive Officer is $400,000 per year. For each fiscal year, he is eligible to receive a bonus equal to an amount between 0% and 150% of his salary. Mr. Jorns rejoined the company as Chief Investment Officer in April 2003 and was therefore not eligible for a bonus payment during 2003. Mr. Jorns did receive a $45,500 bonus in March 2004 for 2003. Mr. Jorns is also granted a minimum of 25,000 and a maximum of 125,000 restricted shares in the company each year, at the board’s discretion. He is also granted a minimum of 50,000 and a maximum of 100,000 stock options in the company each year, at the board’s discretion. We believe Mr. Jorns’ compensation received from us is comparable to compensation for other chief executive officers in the hospitality industry.

Tax Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code, generally limits the deductibility on our tax return of compensation over $1 million to any of our officers unless the compensation is paid pursuant to a plan that is performance-related, non-discriminatory and has been approved by our stockholders. The compensation committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The compensation committee has the authority to award compensation in excess of the $1 million limit, regardless of whether that compensation will be deductible, if the compensation committee determines in good faith that the compensation is appropriate to incentivize and compensate the recipient.

The Compensation Committee

Mahmood J. Khimji — Chair
Raymond C. Mikulich
James B. McCurry

PERFORMANCE GRAPH

      The following graph compares the cumulative annual return of our common stock since August 3, 1998, with the cumulative total return of the New York Stock Exchange Market Value Index and our peer group index over the same period, assuming an initial investment of $100 on August 3, 1998, with all dividends reinvested. The peer group consists of Hilton Hotels Corporation, Marriott International Inc., Starwood Hotels & Resorts, Prime Hospitality Corp. and Choice Hotels International, Inc. We believe that the peer group represents our principal competitors in the hotel management segment of the hospitality industry. In addition, the peer group is comprised of publicly traded companies whose market capitalizations and principal lines of business are comparable to those of ours.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG INTERSTATE HOTELS & RESORTS,
NYSE MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 1998

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2003

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      At the Annual Meeting, the stockholders will vote on the ratification of the appointment of KPMG LLP, certified public accountants, as independent auditors to audit our accounts and those of our subsidiaries for the fiscal year ending December 31, 2004.

      The audit committee has appointed KPMG to serve as our independent auditors for 2004. KPMG has been our independent auditors since 1998. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. KPMG will be available to answer appropriate questions.

      The following fees were paid to KPMG, our independent auditors, for the years ended December 31, 2002 and 2003:

	2003		2002

Audit Fees	$376,565		$414,192
Audit Related Fees	$70,600	(1)	$19,750	(1)
Tax Fees	$4,781	(2)	—
All other fees	—		—

Total Fees:	$451,946		$433,942

(1)	Audit-related fees include audits of employee benefit plans.

(2)	Tax consultation fees.

      Our audit committee evaluates and considers whether any financial information systems, design and implementation services and other non-audit services provided by KPMG to us are compatible with maintaining KPMG’s independence pursuant to Independence Standards Board Standard No. 1.

Required Vote

      The ratification of the appointment of the independent auditors requires an affirmative vote of holders of a majority of the shares present at the Annual Meeting in person or by proxy.

      THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE

      The audit committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the independence criteria under Section 301 of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules. The audit committee operates under a written charter approved by our board of directors.

      Management is responsible for our internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In performing these responsibilities, the audit committee necessarily relies on the work and assurances of our management and the independent accountants.

      In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent accountants the December 31, 2003 financial statements. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm’s independence.

      Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

The Audit Committee

James B. McCurry — Chair
John J. Russell, Jr.
Leslie R. Doggett

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with MeriStar Hospitality

      MeriStar Hospitality Corporation is the owner of 84 hotels that we manage. Mr. Whetsell, our Chairman, is the Chief Executive Officer and a director and stockholder of MeriStar. Mr. Jorns, our Chief Executive Officer, was a director of MeriStar until October 2003 and was a stockholder of MeriStar at December 31, 2003. During 2003, we recorded $23.1 million in management fees from MeriStar. Under our intercompany agreement with MeriStar, we each have, among other things, reciprocal rights to participate in certain transactions entered into by each party. In particular, we have a right of first refusal to become the manager of certain real property MeriStar acquires and MeriStar has a right of first refusal to acquire certain properties we source. We also may provide each other with certain services. Those services may include administrative, renovation supervision, corporate, accounting, finance, risk management, legal, tax, information technology, human resources, acquisition identification and due diligence, and operational services. We are compensated for these services in an amount that MeriStar would be charged by a third party for comparable services. During the year ended December 31, 2003, we billed MeriStar a net amount of $0.6 million for such services.

      We incur day-to-day operating costs which are shared with and reimbursed by MeriStar. The balance due from MeriStar as of December 31, 2003, was $10.2 million and includes management fees for each hotel we operate for MeriStar, and reimbursements for insurance, employee benefits, sales and marketing expenses, and other miscellaneous operating expenses. These amounts are normally paid within 30 days.

      At December 31, 2002, we had $56.1 million of long-term debt under a term loan due to MeriStar, which was due to mature on July 31, 2007. MeriStar, seeking additional liquidity, approached us in late 2002 regarding a negotiated discounted repayment of the MeriStar term loan. The discounted repayment of $42.1 million was completed in January 2003. We refinanced the repayment with the proceeds from a $40.0 million subordinated term loan and cash on hand and realized a gain of $13.6 million. The new $40.0 million subordinated unsecured term loan is with Lehman Commercial Paper, Inc., an affiliate of Lehman Brothers Inc. Messrs. Mikulich and Flannery, two of our directors, are employed by Lehman Brothers Inc, and CGLH Partners I LP and CGLH Partners II LP, our largest shareholders, and are also associates of Lehman Brothers Inc.

Corporate-Level Transactions with Officers and Directors or Their Related Entities

      Interstate Operating Company, L.P. (formerly known as MeriStar H&R Operating Company, L.P.), our subsidiary operating partnership, of which we are the general partner, indirectly holds a substantial portion of all of our assets. On July 31, 2002, MeriStar H&R Operating Company, L.P. entered into a Senior Secured Credit Agreement, for a maximum amount of $113.0 million, with Lehman Brothers and various other lenders and other parties. Lehman Brothers, Inc. was the joint lead arranger, book runner, and co-syndication agent. As of December 31, 2003, approximately $42.6 million was outstanding under the facility, which bears interest at a variable rate per annum of LIBOR plus 3.00% to 4.50%, depending upon the results of specified financial tests. Messrs. Mikulich and Flannery are employed by Lehman Brothers, Inc.

      We hold a non-controlling 0.5% general partnership interest and a non-controlling 9.5% limited partnership interest in MIP Lessee, L.P., a joint venture between entities related to Oak Hill Capital Partners, L.P. and us. MIP Lessee owns 10 full-service hotels. The joint venture has borrowed an aggregate of $193.0 million of non-recourse loans from Lehman Brothers Holding Inc., an entity related to Lehman Brothers Inc. MeriStar

Hospitality has a $40.0 million investment in the joint venture. We received net management fees of approximately $2.7 million for the year ended December 31, 2003, from the hotels owned by this joint venture.

      In connection with our merger with Interstate Hotels Corporation, Mr. Hewitt executed a severance agreement pursuant to which he receives monthly payments of $75,000, from August 2002 through January 2006. The agreement also provides that Mr. Hewitt will receive employee benefits similar to the employee benefits he had as of the merger (excluding retirement, stock option, stock purchase, deferred compensation, or other compensation benefits) through January 30, 2006. Mr. Hewitt also receives under the agreement a monthly car allowance of $700 per month, plus reimbursement of certain other out-of-pocket expenses. At the merger date, we agreed, effective June 2005, to forgive a $400,000 loan and to partially forgive a $259,000 loan made to Mr. Hewitt prior to the merger.

      In connection with our merger with Interstate Hotels Corporation, Mr. Richardson executed a severance agreement pursuant to which he received a lump sum payment of $1,096,875. During 2003, Mr. Richardson received additional severance of $180,000. These severance payments ceased in January 2004.

Property-Level Transactions with Directors or Their Related Entities

      In October 2000, we entered into a management agreement with an affiliate of CGLH Partners I LP and CGLH Partners II LP to manage the Hilton Hotel Beaumont (Texas). The net management fees earned from this hotel amounted to $0.1 million for the year ended December 31, 2003. Accounts receivable owed us was not significant at December 31, 2003.

      During 2001, we entered into management agreements to manage the Park Central Hotel in New York, New York and the Sheraton Capital Center Hotel in Raleigh, North Carolina. The owners of these hotels engaged us to manage these properties pursuant to the rights of the principal lender of these hotels to select a third-party management company. The principal lender of these hotels is affiliated with CGLH Partners I, LP and CGLH Partners II, LP. The net management fees earned from these hotels amounted to $0.8 million for the year ended December 31, 2003. Accounts receivable owed from these hotels were not significant at December 31, 2003. Effective March 1, 2003, we no longer manage the Sheraton Capital Center Hotel in Raleigh, North Carolina.

      We hold a 25% non-controlling equity interest in and manage the Houston Astrodome/ Medical Center Residence Inn by Marriott in Houston, Texas. Mr. Alibhai, one of our directors, holds a 22.46% ownership interest in the hotel. The net management fees earned from this hotel amounted to $0.2 million for the year ended December 31, 2003.

      We held a 20% non-controlling equity interest and entered into an agreement to manage the Renaissance Worldgate Hotel in Kissimmee, Florida, for a total investment of approximately $3.9 million. Mr. Alibhai, and LB Maingate I Inc. (an associate of Mr. Alibhai and Lehman Brothers Inc, which employs Messrs. Mikulich and Flannery) each held a 40% respective ownership interest in the hotel. The hotel has a $37.0 million non-recourse loan from Lehman Brothers Holdings Inc., an associate of Lehman Brothers Inc., which is secured by the hotel. On February 21, 2002, the ownership and financing for the hotel was restructured in order to address financial difficulties at the hotel. As part of this restructuring, our 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel. In addition, the hotel owner and we amended the management agreement for the hotel, under which, among other things, we waived our management fees for the period from July 1, 2001, through February 21, 2002, and agreed to reduce our base management fee for periods following February 21, 2002. The hotel’s owners issued a promissory note of approximately $0.3 million for past accounts receivable we were owed. The note bore interest at 9% per annum and was payable in equal quarterly installments beginning January 1, 2003. The hotel owner did not pay any of the installments when due in 2003, and in the fourth quarter in connection with the resolution of all outstanding amounts due, we wrote off the full amount of the note receivable against our allowance for doubtful accounts. As of August 2003, we no longer manage this hotel. Net management fees earned from this hotel amounted to $0.1 million for the year ended December 31, 2003.

      We hold a 49.5% non-controlling equity interest in two limited partnerships that own seven Marriott-branded hotels and one Hampton Inn hotel in which we made a total investment of approximately $8.7 million. FelCor

Lodging Trust owns the remaining 50.5% of the partnerships. The partnerships have borrowed an aggregate of $52.2 million of non-recourse loans from Lehman Brothers Bank, FSB, an entity related to Lehman Brothers Inc. These borrowings are secured by the partnerships’ hotels. In fiscal 2002, we received an aggregate of $0.7 million in management fees from these hotels.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 12, 2004, by (i) all persons known by us to own beneficially more than 5% of our common stock, (ii) each director who is a stockholder, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

	Shares
	Beneficially Owned

Name & Address of Beneficial Owner	Number	Percentage

Holders of 5% or more of our Common Stock:
Wellington Management Company, LLP (1)	2,952,840	9.8%
CGLH Partners I LP and CGLH Partners II LP as a group (2)	6,310,824	20.9%
AW Asset Management, L.L.C./Arthur Wruble (3)	1,834,010	6.1%
Executive Officers and Directors:
Karim J. Alibhai (4)(5)	6,313,324	20.9%
Leslie R. Doggett (6)	4,000	*
Joseph J. Flannery (4)(5)	6,313,324	20.9%
Thomas F. Hewitt	158,259	*
Steven D. Jorns (7)	347,763	1.2%
Mahmood J. Khimji (5)	2,500	*
James B. McCurry (8)	7,000	*
Raymond C. Mikulich (4)(5)	6,313,324	20.9%
Robert J. Morse (9)	68,703	*
J. William Richardson (10)	50,000	*
John J. Russell, Jr (5)	5,000	*
Sherwood M. Weiser (5)(11)	6,313,324	20.9%
Paul W. Whetsell (12)	838,206	2.8%
Executive officers and directors as a group (14 persons) (13)	7,802,255	25.7%

*	Represents less than 1% of the class.

(1)	Beneficial ownership information is based on the Schedule 13G/ A filed by Wellington Management Company, LLP (located at 75 State Street, Boston, Massachusetts 02109), filed on March 10, 2004.

(2)	Beneficial ownership information is based on the Schedule 13D and the Form 4 filed by CGLH Partners I, LP (located at c/o Lehman Brothers Holdings, Inc., 399 Park Avenue, New York, New York 10022) on November 26, 2003. The following entities beneficially own shares covered by this Form 4 filing: (i) CGLH Partners I LP (sole voting power over 1,038,785 shares); (ii) CGLH Partners II LP (sole voting power over 5,193,931 shares); (iii) LB Interstate GP LLC; (iv) LB Interstate LP LLC (sole voting power over 5,000 shares); (v) PAMI LLC; (vi) Property Asset Management, Inc.; (vii) Lehman ALI Inc; (viii) Lehman Brothers Holdings Inc.; (ix) MK/ CG GP, LLC; (x) MK/ CG LP, LLC; (xi) CG Interstate Associates, LLC; (xii) Continental Gencom Holdings, LLC; (xiii) DEL-IHC, LLC; (xiv) SMW-IHC, LLC; (xv) KFP Interstate Associates, LLC; (xvi) KFP Interstate, LLC; (xvii) Grosvenor, LC; (xviii) KFP Holdings, Ltd; (xix) Quadrangle Trust Company (BVI) Limited; (xx) Sherwood M. Weiser (sole voting power over 23,330 shares); (xxi) Donald E. Lefton (sole voting power over 19,678 shares); and (xxii) Karim J. Alibhai (sole voting power over 30,100 shares).

(3)	Beneficial ownership information is based on the Schedule 13G filed by Arthur Wrubel for A.W. Asset Management, L.L.C. (located at 533 Madison Avenue, 26th Floor, New York, New York 10022) on February 5, 2004.

(4)	Includes 6,310,824 shares of our common stock held indirectly through an indirect interest in the CGLH Partners I LP and CGLH Partners II LP. See Note (2) above.

(5)	Includes 2,500 shares of our common stock subject to vested options

(6)	Includes 4,000 shares of our common stock subject to vested options.

(7)	Beneficial ownership information is based on the Form 4 filed by Steven Jorns on February 24, 2004. Mr. Jorns also holds 55,500 shares of our common stock subject to vested options. Includes 50,000 shares of unvested restricted stock.

(8)	Includes 7,000 shares of our common stock subject to vested options.

(9)	Beneficial ownership information is based on the Form 4 filed by Robert Morse on January 15, 2004. Mr. Morse also holds 60,000 shares of our common stock subject to vested options. Includes 8,703 shares of unvested restricted stock.

(10)	Includes 50,000 shares of unvested restricted stock.

(11)	Includes 6,310,824 shares of our common stock held indirectly through Mr. Weiser’s indirect interests in the CGLH Partners I LP and CGLH Partners II LP. See Note (2) above.

(12)	Beneficial ownership information is based on the Form 4 filed by Paul Whetsell on January 6, 2004. Includes (i) 325,000 shares of our common stock subject to vested options and (ii) shares held by entities over which Mr. Whetsell has beneficial ownership within the meaning of Rule 13d-3. Includes 406,542 shares of unvested restricted stock.

(13)	Includes 6,310,824 shares of our common stock held indirectly through the indirect interests of Messrs. Mikulich, Flannery, Alibhai & Weiser in CGLH Partners I LP and CGLH Partners II LP. See Note (2) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the issued and outstanding shares of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.

      Based on a review of the copies of the forms furnished to us or representations by reporting persons, all of the filing requirements applicable to our officers, directors and greater than 10% stockholders were met for fiscal year 2003 except for Form 4s filed by Mr. Hewitt on August 22, 2003.

MISCELLANEOUS

Proxy Solicitation

      The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, our directors, executive officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock, and we will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

Annual Report

      Our Annual Report, including financial statements for the fiscal year ended December 31, 2003, is being forwarded to each stockholder with this proxy statement.

Code of Ethics

      A copy of our Code of Ethics is available on our website at www.ihrco.com.

Stockholders Communications

      Stockholders who wish to communicate with the board of directors or a particular director may send a letter to our corporate Secretary at 4501 N. Fairfax Drive, Arlington, Virginia 22203. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Stockholder Proposals for Next Annual Meeting

      If any of our stockholders intends to present a proposal for consideration at our next Annual Meeting of Stockholders and wishes to have such proposal in the proxy statement distributed by our board of directors with respect to such meeting, such proposal must be received at our principal executive offices located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, Attention: Christopher L. Bennett, Secretary, not later than the 120th day prior to the first anniversary of the date of this year’s proxy statement. Accordingly, a stockholder nomination or proposal intended to be considered at the 2005 Annual Meeting must be received by the Secretary prior to the close of business on December 31, 2004. In addition, any stockholder intending to present a proposal for consideration at the next Annual Meeting of Stockholders must also comply with certain provisions of our certificate of incorporation and bylaws.

Other Matters

      Our board of directors does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting or any adjournment thereof and actually voted would be required with respect to any such other matter that is properly presented and brought to a stockholder vote.

Christopher L. Bennett
Secretary

April 27, 2004

      COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND AS AMENDED TO DATE, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO CHRISTOPHER L. BENNETT, SECRETARY, INTERSTATE HOTELS & RESORTS, INC., 4501 N. FAIRFAX DRIVE, ARLINGTON, VIRGINIA 22203.

DETACH HERE	ZIHR22

PROXY

INTERSTATE HOTELS & RESORTS, INC.

4501 N. FAIRFAX DRIVE
ARLINGTON, VIRGINIA 22203

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

      The undersigned stockholder of Interstate Hotels & Resorts, Inc., a Delaware corporation (the “Company”), hereby appoints Steven D. Jorns and Christopher L. Bennett, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Company's corporate offices, 4501 N. Fairfax Drive, Arlington, Virginia 22203, on May 27, 2004, at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers as if physically present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

      The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast for each of the proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has no reason to believe that any nominee will be unable to serve if re-elected. In the event any nominee is unable to serve or for good cause will not serve, the proxies may vote for the election of a substitute nominee designated by the Board of Directors.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY. YOU MAY USE THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

INTERSTATE HOTELS & RESORTS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZIHR21

☒	Please mark votes as in this example.	3014

The Board of Directors recommends votes “FOR ALL NOMINEES” and “FOR” the ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2004, all as more fully set forth in the accompanying Proxy Statement.

1.	Re-election as directors of the Company (01) John J. Russell, Jr., (02) Leslie R. Doggett, (03) James B. McCurry to serve three-year terms expiring at the Annual Meeting in 2007 and until their successors are duly elected and qualified.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

          ☐

For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Ratifying the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2004.	☐	☐	☐

Mark here only if you plan to attend the Annual Meeting				☐

Mark here for address change and note at left.				☐

Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation or other entity, please sign in full entity name by a duly authorized officer.

Signature:	Date:	Signature:	Date: